Filed Pursuant to Rule 433 of the

Securities Act of 1933, as amended

Registration Statement Nos. 333-201677, 333-203457 and 333-203458

Free Writing Prospectus dated May 6, 2015

IPO STATUS SHARES AVAILABLE IMPLIED VALUE ACQUIRE❑ BRAND INCOME VIEW PROSPECTUS I VIEW RISKS 10.00 SHARE, $72.3M Projected Gross Brand Income’ 50% Aggregate Discount 10% Fantex, Inc. Acquired Interest 4,(-) $36.2M Valuation at IPO (Implied Value) $3.62M Offering Size Explain these numbers Michael Brockers: Brand Income Fantex, Inc. has projected 872.3 million in gross brand income for Michael Brockers, most of which is expected to be earned from an estimated 9 years of future NFL salaries and bonuses. Fantex, Inc. can continue to collect 10% of Michael Brockers’ brand income in perpetuity from any eligible off-field and post-playing career earnings, but 99% of projected brand income is expected to come from on-field earnings. As Michael Brockers pays Fantex, Inc.10% of his total brand income, it is expected that up to /35% of these payments may be available to be paid to stockholders as dividends. Fantex. Inc. offerings are highly speculative and the securities Involve a high degree of risk. Investing in a Fantex, Inc. tracking stock should only be considered by persons who can afford the loss of their entire investment. Fantex. Inc. has currently entered into brand contracts with NFL football players. The images on this website depicting other sports are intended to illustrate sports played by athletes that Fatten, Inc may pursue to enter into brand contracts. There is no assurance that Fantex, Inc. will offer additional tracking stocks to reflect the economic performance of brands that play any of the sports depicted on the website VIEW RISKS ‘ Each Fantex, Inc tracking stock is intended to track and reflect the separate economic performance of a specific brand contract that Fantex, Inc. has signed with en athlete. However, holders of shares of a Fantex, Inc. tracking stock will have no direct investment hr that brand contract, associated brand or athlete. Rather, an Investment Ina tracking stock will represent art ownership interest in Fantex. Inc. as a whole, which will expose holders to additional risks associated with any individual tracking series that Fantex. Inc. establishes and issues in the future. Fantex Brokerage Services cannot assure you as to the development or liquidity of any trading market far these stocks. Fantex, Inc. has flied a registration statement (including a prospectus} with the SEC for the offering to which this communication relates. Before you Invest, you should read the prospectus in that registration statement and other documents Eantex. Inc_ has filed with the SEC for more complete information about Fantex, Inc and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at wmvsecooy. Alternatively, Fantex, Inc.. any underwriter or any dealer participating in the offering will arrange Is send you the prospectus if you request it by calling toll-free 855-905-5050. View the Fantex Kendall Wriaht prospectus. View the Fantex Jack Mewhort prospectus. View the Fantex Michael Brockers prospectus_ View the Fantex Aishon Jeffery prospectus_ This is not an offer to self nor a solicitation of an offer to buy, to residents of any state in which registration and other legal requirements have not been fuifilled, No portion of Projected Gross Brand Income is guaranteed. Projected Gross Brand Income is subject to risks. These risks are fully delineated in the prospectus and summarized in View Risks. Projected Gross Brand Income may not necessarily correlate to stock performance or payment of dividends. (PkWke)’ Si1(317) Member’ FINRA On 1.01tC.K.C.1 all securities mentioned are issued by Fame, Inc and the use of “Fame,’ unless otherwise specified, refers to Fantex Brokerage Sertices. Fantex Brokerage Services LLC and Fantex, Inc. are separate but affiliated companies. Security products are not FDIC insured, are not bank guaranteed and may lose value. Fantex Brokerage Semices LLC does not solicit, recommend or offer advice en the Investment merits of investing in any securities_ All quotes and orders displayed on Fantex cam are from uncounted orders_ Fantex Holding, Inc, the parent Company of Fantex Brokerage Services. LLC, owns shares of every Fantex Tracking Series_ Fem.:, Brokerage Services was the managing underwriter for at Fantex Tracking Series efferings. Privacy Pa icv Account Aureement Business Continuity Procedures . Customer identification RINTIV(I) LEARN MORE EXPLORE STOCKS 1.130 IN 516.1 Need help? Call us of (sss) 905-5050, email us or live chat with customer support Follow us on ri ii4Nripf Explore Stocks Learn More Help About Fantex Press Contact Privacy Pa icv Account Aureement Business Continuity Procedures . Customer identification On 1.01tC.K.C.1 all securities mentioned are issued by Fame, Inc and the use of “Fame,’ unless otherwise specified, refers to Fantex Brokerage Sertices. Fantex Brokerage Services LLC and Fantex, Inc. are separate but affiliated companies. Security products are not FDIC insured, are not bank guaranteed and may lose value. Fantex Brokerage Semices LLC does not solicit, recommend or offer advice en the Investment merits of investing in any securities_ All quotes and orders displayed on Fantex cam are from uncounted orders_ Fantex Holding, Inc, the parent Company of Fantex Brokerage Services. LLC, owns shares of every Fantex Tracking Series_ Fem.:, Brokerage Services was the managing underwriter for at Fantex Tracking Series efferings. (PkWke)’ Si1(317) Member’ FINRA Buy and sell stacks currently trading on Fantex Sian Up I Lin FANTEX MICHAEL BROCKERS (800) 229-7958 Cat us for information an ‘now to palK pate in this IPO. 9,30arm to B:00pm ET, M F This tracking stack is intended to reflect the separate economic performance of a specific brand contract that Fantex, Inc_ has signed with an athlete. This is not a direct investment in that athlete or brand contract It represents an ownership Interest In Fame, Inc Fantex cannot assure you as to the development or liquidity of any trading market far this stock